Exhibit 10(a)

Edward M. Kress 937-449-2830 937-463-4947 - Fax edward.kress@dinslaw.com

September 30, 2009

VIA E-MAIL AND FEDEX
Mr. Sam Pak
Chief Executive Officer
Appliance Direct, Inc.
397 North Babcock Street
Melbourne, Florida 32935

          RE:     Leases dated as of January 29, 2009 between Rex Affiliates and Appliance Direct Affiliates

Dear Sam:

          Pursuant to the parties’ discussions, this letter memorializes the terms for the Appliance Direct affiliates (collectively, “Tenants”) to vacate the Leased Premises listed on Schedule A attached to this letter, remove Tenants’ personal property and inventory and turn over possession of the Premises to Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc. and Stereo Town, Inc. (collectively, “Landlords”).

          On or before October 1, 2009, Tenants shall pay to Landlords, by wire transfer of good funds, the Minimum Rent and Additional Rent (collectively, the “Rent”) for each of the locations prorated on a weekly basis. On each Wednesday of the month of October, by the close of business, Tenants shall pay Landlords, by wire transfer of good funds, the Rent prorated on a weekly basis for those locations which Tenants have not returned possession of the Leased Premises to Landlords. Tenant shall also be responsible for payment of the costs of all utilities through the date Tenant returns possession of a given location to Landlords. Tenants shall deliver to Landlords a list of those locations and return the keys for those locations that have already been vacated and which Tenants are delivering possession to Landlords as of October 1, 2009. In the event Tenants fail to pay Rent as required by this letter agreement, Tenants shall immediately, without notice or opportunity to cure, surrender possession of the Leased Premises to Landlords and Landlords may take all action necessary to secure possession of the Leased Premises.

          As each Tenant vacate a given Leased Premises, Tenant shall give Landlord written notice that the location has been vacated and overnight the keys to that location to Landlord. Possession of that Leased Premises shall be deemed to have been delivered to Landlord effective

Sam Pak September 30, 2009 Page 2

the date the keys are placed in overnight mail to Landlord. Tenant shall discontinue all utilities no earlier than one day following receipt by Landlord of written notice of vacating and return of keys to Landlord. The parties agree and acknowledge that AD-Gainesville, Inc. has returned the keys to Stereo Town, Inc. and delivered possession of the Leased Premises in Gainesville to Stereo Town, Inc. as Landlord.

          If a Tenant vacates a Leased Premises prior to the date through which Rent is paid, Landlords shall credit against the next week’s Rent (or refund to Tenants if no Rent is due because all of the Leased Premises have been turned over to Landlord) for any Rent prepaid for such location. Once Tenant delivers written notice to Landlord that a location has been vacated, Landlord shall have the right to change the security system at that location to Landlord’s name and change the locks if Landlord so desires.

          The parties acknowledge that bona fide disputes and controversies exist between the parties, and by reason of such disputes and controversies the parties desire to compromise and settle all claims and causes of action of any kind whatsoever which the parties have or may have in the future against each other arising out of the Leases, excluding any claims first occurring after the date of this letter agreement or any damage to the Leased Premises caused by Tenants. It is understood and agreed that this is a compromise of disputed claims, and nothing contained herein shall be construed as an admission of liability by or on behalf of any party, all such liability being expressly denied. Further, by executing this letter, the parties release and forever discharge each other and all of their respective successor or predecessor entities, all of their past and present directors, officers, employees, members, representatives, attorneys, agents, successors, and assigns from any and all claims which they or any of them may have or claim to have from the beginning of time through the date of this Letter arising from any claims or causes of action whatsoever, including but not limited to claims or causes of action arising out of or relating to the Leases, excluding any claims first occurring after the date of this letter agreement or any damage to the Leased Premises caused by Tenants. Notwithstanding this paragraph the parties agree to cooperate in the filing of any reports with law enforcement or insurance companies where applicable for any inventory determined after inspection to be missing.

          All capitalized terms not defined herein shall have the meaning ascribed to such term in the respective Leases between Landlords and Tenants.

          In the interest of time, each party agrees to accept any notice required by this letter agreement by email, with a copy to their respective counsel by email, with the original notice to be subsequently sent by either overnight mail or certified mail.

          If at any time any of the parties hereto reasonably determine that any further documentation or assurances are reasonably necessary or desirable to carry out the provisions of this letter agreement and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper documentation or assurances and to do, or cause to be done, all things reasonably necessary or proper to carry out fully the provisions hereof.

Sam Pak September 30, 2009 Page 3

          Please sign a copy of this letter and return it to my attention to evidence your agreement to the terms set forth herein.

Sincerely,

/s/ Edward M. Kress

Edward M. Kress, Secretary of Rex Radio and Television, Inc, Kelly & Cohen Appliances, Inc. and Stereo Town, Inc.

Agreed to and acknowledged
this ____ day of September, 2009
Appliance Direct, Inc., AD-Mobile, Inc.,
AD-Daphne, Inc., AD-Gadsden, Inc.,
AD-Auburn, Inc., AD-Florence, Inc.,
AD-Decatur, Inc., AD-Montgomery, Inc.,
AD-Brunswick, Inc., AD-Gautier, Inc.,
AD-Greenville, Inc., AD-Meridian, Inc.,
AD-Columbus, Inc., AD-Natchez, Inc.,
AD-Vicksburg, Inc. and AD-Gainesville, Inc.

By:	Appliance Direct, Inc.

Name:	/s/ Sam Pak

Title:	CEO

EMK-KRA:pas\45915 1
cc:	Christopher J. Coleman, Esq. (Via E-mail and Fedex)
Douglas L. Bruggeman

Schedule A

Store Number	Location	Weekly Rent

14	7163 Airport Boulevard	$1,467.21
	Mobile, Alabama
23	Daphne, Alabama	$1,484.54
27	Dothan, Alabama	$1,423.41
24	Gadsden, Alabama	$1,492.01
29	Auburn, Alabama	$1,494.50
102	Florence, Alabama	$1,416.57
103	Decatur, Alabama	$1,427.51
181	Montgomery, Alabama	$1,459.47
154	Brunswick, Georgia	$1,467.04
17	Gautier, Mississippi	$1,510.44
25	Greenville, Mississippi	$1,608.06
137	Meridian, Mississippi	$1,575.23
138	Columbus, Mississippi	$1,597.48
296	Natchez, Mississippi	$1,571.03
127	Vicksburg, Mississippi	$1,582.54